FBR & CO.

Moderator: Shannon Small
July 27, 2011
9:00 a.m. ET

Operator:
Good day, ladies and gentlemen, and welcome to the FBR 2Q ’11 Earnings Conference Call.  At this time all participants are in a listen-only mode.  Later we will conduct a question-and-answer session, and instructions will be given at that time.  If anyone should require assistance during today’s conference, please press star and then zero on your touchtone telephone.  As a reminder, today’s conference call is being recorded.

I would now like to introduce your host for today’s conference, Ms. Shannon Small, Senior Vice President, Communications and Marketing. Ma’am, you may begin.

Shannon Small:	Thank you, and good morning. This is Shannon Small, Senior Vice President of Corporate Communications for FBR.

Before we begin this morning’s call, I would like to remind everyone that statements concerning future performance and developments, events, market forecasts, revenues, expenses, earnings, run rates and any other guidance on present or future periods constitute forward-looking statements.  These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.

These factors include, but are not limited to the demand for securities offerings, activity in the secondary securities market, interest rates, the risks associated with merchant banking investments, the realization of gains and losses on principal investments, available technologies, competitions for business and personnel, and general economic, political and market conditions.

Additional information concerning these factors that could cause results to differ materially is contained on FBR’s annual report on Form 10-K and the quarterly reports on Form 10-Q.

Joining us on today’s call is Brad Wright, Chief Financial Officer of FBR. And I will now turn the call over to Rick Hendrix, President and Chief Executive Officer.

Rick Hendrix:	Thank you, Shannon, and good morning everyone. On today’s call I will cover our financial results for the second quarter with a specific focus on improvements in our operating revenue.

With regard to our financial results, the second quarter produced a pre-tax loss of $2.9 million compared to a pre-tax loss of $2 million for the first quarter of 2011, and $12.2 million in the second quarter of 2010.  For the first half of 2011 the company generated a pre-tax loss of $4.9 million compared to a $36.7 million pre-tax loss in the first half of last year.

Net revenues were essentially flat quarter over quarter at $49.2 million compared to $50.1 million in the prior period.  The net investment loss of $7.2 million for the quarter, which included an $8 million write-down on one investment position, had a meaningful impact on our profitability.

Importantly, excluding investment gains and losses, we generated a 27 percent increase in operating revenue quarter over quarter while maintaining our significantly reduced cost structure.  We expect to demonstrate continued improvement both in revenues and profitability in the third and fourth quarters.

Investment banking revenue recovered significantly, almost doubling quarter over quarter, up from $16.6 million in the first quarter to $30 million in the second quarter.  This revenue was generated by 20 transactions across six industry segments.

Second quarter banking activity, included our first ever book-run bank loan syndication, a book running role on this year’s largest specially financed IPO, a key M&A advisory assignment within the homebuilding industry, and two institutional private placements in the commercial banking industry.  Advisory services increased significantly, up from $1.5 million in the first quarter of this year to $3 million in the second quarter of 2010 to $7.1 million in the second quarter of this year.

As we look toward the second half of the year we expect banking revenue to continue to show improvement.  Our backlog includes a significant number of large lead managed mandates across a range of industries, and we’re encouraged that even with macro challenges in the market, we are seeing increased interest among issuers and investors in institutional private transactions.

Based on our track record in particular, the strong investment performance from recent 144As, we’re optimistic that we will be able to complete a number of these deals on third and fourth quarters.

Institutional brokerage revenues were $21.1 million, down from $23.1 million in the first quarter of this year, and $24.3 million in the second quarter of last year.  With equity trading volumes down across the industry, our equities business was essentially flat quarter over quarter.

Our asset management business generated results consistent with those in the first quarter of this year and remains on budget and profitable.  The unit produced $3.9 million in revenue in the second quarter compared to $4 million in the first quarter of this year, and $3.8 million in the second quarter of last year.

AUM was $1.64 billion at the end of the quarter, up 20 percent from $1.37 billion this time a year ago.  Our funds continue to perform well and we are pleased this part of our business is contributing to overall earnings.

As previously mentioned, during the quarter we took an $8 million non-cash write down of one position in our merchant portfolio, resulting in a $7.2 million net investment loss for the quarter.  While it is difficult to project quarter-to-quarter, we do expect to generate positive investment returns going forward in our merchant banking portfolio.

As we discussed on the last several calls, our ongoing efforts to reduce our cost structure have resulted in materially lower break-even point for revenue.  As of the end of June headcount stood at 443 compared to 501 at the beginning of 2011 and 465 at the end of the first quarter.

As we have managed overall headcount down, we have continued to hire for key positions.  Through the first half of the year we’ve hired 37 new professionals, and we expect to continue to add individuals where we can strengthen our ability to serve our clients and drive revenue.  This activity overall has positioned the company with its most talented and capable team in our history.

We are pleased with our progress on fixed expenses at this point, which were flat quarter-to-quarter and compare favorably $37 million, down from $51.7 million in the second quarter of 2010.  We expect that we will see an additional decrease in the expense run rate in the second half of the year, including a $1 million one-time facilities charge related to the consolidation of office space in Arlington, non-compensation fixed expenses were $16.5 million in the second quarter of 2011.  This compares to $15.2 million and $19.7 million in the first quarter of this year and the second quarter of 2010, respectively.

During the quarter the company repurchased 1.2 million shares at an average price of $3.57 a share.  As of June 30th FBR had $284 million in shareholder equity, and the company’s book value per share was $4.57, up from the end of the first quarter.  And we continue to maintain a highly liquid balance sheet.

Before concluding and turning the call over to questions, I’d like to announce that as of August 1st, FBR stock will begin trading under its new ticker FBRC.  This is the final step in returning to a consistent and clear FBR brand, and is consistent with our new corporate name, FBR & Co., which was approved by shareholders at our annual meeting on June 1st.

Our recent banking successes and enhanced business development efforts across the platform, along with a maturation of our non-equity businesses, provide a solid foundation for growth.  Our materially lower fixed cost combined with top line growth should result in consistent profitability in the quarters and years ahead.

Thank you. And now we’d be happy to take your questions.

Operator:
Thank you.  Ladies and gentlemen, if you have a question or a comment, please press star and then one on your touchtone telephone.  If your question has been answered and you wish to be removed from the queue, please press the pound key.

Once again, if you have a question or a comment, please press star and then one on your touchtone telephone.

Our first question comes from Devin Ryan of Sandler O’Neill.

Devin Ryan:	Good morning, guys.

Rick Hendrix:	Good morning, Devin.

Bradley Wright:	Good morning, Devin.

Devin Ryan:
Could you talk a little bit about the outlook for the privates in 144A market?  Can you just give a little more color?  Because I don’t see an investment performance too frequently; can you give a little more color on your comment that these deals have done well and kind of what you’ve seen out of recent transactions?

Rick Hendrix:
Sure.  I think if you look at the work that we did in the commercial banking sector, all of those transactions have performed really well.  And these are deals over the last couple years.  We’ve done five big institutional privates that are all centered around capitalizing the banking industry.  All of those deals have performed well, and we expect they’ll continue to.

Our most recent transaction was in the energy sector.  And it’s actually currently in the process of trying to go public.  Based on the filing for that transaction our investors would do extraordinarily well from the time they did the private deal last December.

So, those are a handful of examples, and I can give you a bunch of others.  But if you look at the last couple years, our transactions have performed very, very well within that group- the institutional privates.  And that has typically been a pretty good indication of the type of market acceptance we’re going to have for additional deals that we bring.

We do have a very extensive backlog of those transactions.  And we’re having more conversations currently about accessing the markets with that style of deal than we’ve had in quite some time.  So, we feel pretty good about what the back half of the year should look like for that part of our business.

Devin Ryan:
Got you.  And then just I guess following up on that, when you think about maybe your fee backlog, I mean what percentage of it – is it primarily weighted towards the large 144As?  Or just any flavor for the make up of the fee backlog versus kind of the private versus maybe the public and IPOs.

Rick Hendrix:	Sure. Because those deals come with- first of all they’re sole-managed, and they come in significant size – those are big individual fees.

Having said that, I think one of the really interesting and positive parts of the first half for us is that where we are banking wise has essentially been accomplished without a big deal like that.  And we had really good diversity in the second quarter and in particular with transaction type and industry participation.  That is actually pretty reflective of our backlog going forward.

So, we have a number of IPOs. In fact, we’re launching one today. We’ve got a lot of regular follow-on activity. We’ve got activity in credit and converts.

So, we’ve got a really diverse pipeline, but I do expect to have much more meaningful participation from the 144A business in the second half of the year.  When you look at individual quarters for us and years, those periods when we do a number of the big institutional privates typically are our best performance periods.

We’ve got almost a dozen in the pipeline.  We won’t do anywhere near that many.  There’s a much higher fallout ratio in that part of our pipeline always because of the nature of those deals.  But I do expect to get a meaningful number of those through the pipeline this year.

Devin Ryan:	OK. That’s good color. I appreciate it.

And on the headcount, obviously it’s been coming down.  Can you give us – we don’t need – I don’t need exact numbers, but maybe just a general mix today of how much of your business is banking in terms of personnel versus institutional brokerage versus asset management?

And then – maybe just qualitatively just how much is client facing versus administrative, back office, legal and things of that nature?

Rick Hendrix:	Sure. In the numbers that you have by business line, you have some non-client facing people, right, because you’ve got support people embedded in the businesses.

But if you look at our total headcount, we have right around 100 people in overall support areas, and banking is roughly 110.  Sales and trading, if you look across all the products, is about 135 and research is about 75.  Asset management is about 20.  I think that’s going to get you pretty close to the total headcount.

Devin Ryan:	Got it.

And then just as the headcount has been shrinking have they all been shrinking proportionately?  Or has one kind of moved more than another?  Like are there still areas that maybe you need to add more bankers – or sales people to be kind of in line with the amount of support people, or just trying to get a sense there.

Rick Hendrix:
No.  We’ve taken – if you look at support we think we’re at roughly the right ratio.  We were running support-to-total headcount that was about 26, 27 percent when we started this process.  And now we’re down to about 21 percent.  But I think 20 is a good number, and I think that’s where we will run going forward.

But if you look at the actual client facing and revenue generating areas, we have contracted everywhere.  And I think one point that’s important to people to understand is that that contraction has been intentional.  You know when you downsize as much as we have, you are going to have, from time-to-time, some regrettable losses. And we have had some, but they have been in the very, very small minority and in virtually all cases, even if it was a voluntary termination, it’s been sort of encouraged or managed by the company.

So, we actually feel very good about sort of the mix of headcount, where we have people and the people that are here in addition to the new hires that we’ve made in terms of the quality of the team.

Now, we have searches out in a couple of different areas that are not a result of anybody leaving the firm, but just simply where we want to increase and concentrate resources.  That’s a constant process.  And I don’t envision an environment where that wouldn’t be going on at all times.

Devin Ryan:	OK. Got you.

And then on the expense side, given the reductions and some consolidation of other expenses; are all of the planned expense savings now in the run rate?  I know there was maybe a million-dollar charge this quarter.  But kind of going forward is everything already reflected for the most part from the second quarter on?  Or how should we think about expenses from here, other than on the non-comp side?

Bradley Wright:
Yes.  Devin, I think for the most – the vast majority of them are in through the second quarter, although I think we do have a little bit of additional expense reductions through real estate consolidation. The fact is that we’ve, through consolidation, taken some of these accelerated charges that you’ve seen a couple times now, and that reduces the run rate going forward.

So, I think you know the back half could be a million or two lower on non-comp expenses than what we had in the first half.  Most of that in occupancy, but I think we’re, other than that, pretty well to the run rate that we expect to be at.

Devin Ryan:	Got you. OK.

And then just on the buyback, obviously you guys repurchase shares.  I think a lot of people would argue that’s a good use of capital given where the stock is trading currently.  Any thoughts on additional uses of cash?

You have a lot of excess cash. How much of it is going to go into the buyback with the stock at these levels? And just how are you thinking about managing cash right now?

Rick Hendrix:
You know we’ve been consistently buying back stock really since we resized the expense structure of the business.  We expect we’ll continue to do that.  We need to do it within windows when it’s available, and I think the daily volume that we’re able to purchase is in the 30,000 to 35,000 share range.

So, we were a pretty consistent buyer through the first quarter, and I don’t see anything that would sort of change how we’re looking at continuing that activity as we go forward.

Devin Ryan:	OK.

And then obviously, that’s one use of capital, what else are you guys looking to do? Obviously virtually no leverage, a lot of liquidity; just any other kind of things that have played into…

Rick Hendrix:	We’re going to continue to –you know we talked about this at the beginning of the year. We’re going to continue to invest in our core businesses.

We’ll continue to use capital as we think is prudent on the desks.  And that has been a big plus in all of our businesses.  But even our equities business in some of the event-driven activities that we’ve been engaged in.

We are going to continue to look for ways to grow the franchise, and we will look both internally and externally to do that.  I think through this sort of challenging period that’s been on the back side of 2008, as we’ve had to resize our business to this new environment, we’re very happy that we’ve been well capitalized and very liquid through that whole process.  So, we’re not looking to materially change our capital structure any time soon.  But we feel like we have the ability and the resources to pursue opportunities as they present themselves, and we’re going to continue to do that.

Devin Ryan:	OK. OK. That’s helpful.

And then just lastly for me, just on the deferred tax asset valuation allowance, what – how large is that currently?

Bradley Wright:
Well, the way we look at that is on an annual basis.  We ended the year at about $88 million.  And then just looking at kind of forecasting to the end of the year, just normal changes and timing differences and so on, Devin, I think it could be around $82 million at the end of the year.  But that’s something we would reevaluate at the end of the year.

Devin Ryan:	OK. Great. Thanks, guys.

Rick Hendrix:	OK. Thanks, Devin.

Operator:	Thank you. Our next question comes from Eric Bertrand of Barclays Capital.

Eric Bertrand:	Hey, guys. Good morning.

You seem to have gotten the compensation expense ratio issues definitely behind you, evidenced by the ratio, well within the guidance range this quarter.  So, that’s definitely to be commended.  Likewise, non-comp is well in hand.

So, seemingly the leverage of profitability here is revenue. I’d assume that you would agree with that.

Rick Hendrix:	Absolutely.

Eric Bertrand:
What are you doing to address this persistently light investment bank revenue?  Is it actually possible that you’ve cut headcount too much and that you’re not in the places that you need to be?  Any color about places that you’re growing or efforts you’re making to grow the top line would be really helpful.

Rick Hendrix:	Sure. As I mentioned, we have hired 37 people year-to-date. And we are continuing to look for key new hires in areas where we think we could have a real impact on revenue.

Clearly banking for us is the most important leverage point. And I think your characterization that it’s a revenue story going forward is absolutely right.

We feel very good about where we are in terms of sort of the quality of our headcount and where it’s focused within banking.  The downsizing that has taken place has largely been in areas that were not terribly productive.  If you go back and look at where we were in 2008, as an example, we had a number of initiatives and industry groups that really had never contributed if you look at our historical revenues.  And where I think continued investment over time could have yielded results, but we haven’t cut resources in places that have been big contributors to revenue in the past.

And so we’re going to continue to invest in sort of the key industry groups that have driven investment banking for us.  Historically that has been financial services including insurance, real estate, industrials and energy.

We do have some efforts in other areas that line up with research and we’re not going to eliminate those.  We’re going to continue to pursue revenue opportunities there.  But our concentration and our focus is going to be in those industry groups where we’ve had success.  And I don’t feel like we are undersized there.  Which doesn’t mean we don’t want to add; we do.  We have searches out in a number of those groups.  But I don’t believe that the revenue profile is – the most recent revenue profile is really related to headcount.

I think it’s related to a challenging market.  I don’t think that liquidity premiums have receded to the point that – that they were sort of pre-2008.  And we haven’t sized the business to require that to happen for us to be profitable.  I mean that’s why we’ve sort of changed our expense profile and dropped the break-even as far as we have so that in this environment with higher liquidity premiums we can and will be profitable.

So I don’t think it’s a matter of adding a lot of headcount or that taking headcount out has led to lower revenues. I think it is largely the environment.

I think we have had success in some of the new product areas, and that is showing up in revenues.  And as we are more active with large privates and you know, Eric, from following us for a long time, that can show up very quickly in sort of concentrated quarterly results.  And we expect that we’re going to be at a revenue level that is consistent with the way we’ve sized the business and allows us to drive attractive return to shareholders.

Eric Bertrand:
I can definitely appreciate that some of those fees are large and sudden, which is a big positive.  Are you counting on, in your estimation, that the second half is going to have some of those larger fees?  Are you counting on a somewhat better capital markets environment than we saw during the second quarter, which I think, at least from our perspective, was rather weak?

Rick Hendrix:
Well, we do think that we are going to have better performance in the second half than we did the first half.  When you say counting on, we haven’t structured the business in a way where, if that doesn’t happen, we’re going to have issues that are particularly difficult to deal with.

I mean, we’ve taken expenses down again to sort of size ourselves to this environment.  But we absolutely do anticipate better revenue in the second half.  And I don’t believe, looking back over the last number of years, including ’09, ’10, which were tough years, any timeframe where we didn’t have success with executing 144A transactions.

As I mentioned, the first half really doesn’t include any of those big transactions.  And so look, it’s all about execution.  As I mentioned earlier, there’s a higher fallout ratio from those deals in our pipeline than any other type of business that we do.  But we absolutely expect to have success in that part of our business in the second half.  And that will result, to the extent we have success, in better revenue.

Eric Bertrand:	OK. That’s helpful.

Shifting gears to the next investment banking business, advisory.  Last quarter you commented that there was a pretty sizable advisory backlog, and that clearly showed up in this quarter’s advisory revenues.  What are we looking out for in the second half, from your perspective, on broad strokes?

Rick Hendrix:	You know it’s – I would say that some of the backlog that we talked about did show up in the second quarter. We are constantly building backlog as that’s a long-tailed business.

And I would say that if you look at the second half, it is reasonable to think about probably not annualizing the second quarter, but annualizing the first half, right.  And that’s as good a forecast as we can ever provide for that part of the business, right, because things are going to fall out and things are going to stretch out in terms of when revenue’s realized.

But I don’t expect, as an example, to do $15 million in advisory in the second half of the year, which we sort of annualized the second quarter.  But I think annualizing the first half is probably a reasonable expectation.

Eric Bertrand:	Great. That’s helpful.

Principal transactions revenue was meaningfully weaker in the second quarter.  Was there a particular business or a particular trade that didn’t work out for you guys?  Or was this a broad based weakness?  Because you definitely saw, you know, better flows, at least in your commission’s revenue…

Rick Hendrix:	Yes…

Eric Bertrand:	If you could comment on that that would help.

Rick Hendrix:
It was really activity driven.  We didn’t have big losses that ran through that line that netted it down.  We, like all firms that are in the convertible and the credit business, saw much lower volumes in the second quarter.  And because those businesses are not as mature, frankly, as our equities business, percentage-wise it had sort of a bigger impact than it might have otherwise.

Equities, as I mentioned – and I’m including cash and options together when we talk about equities – held up really well through the quarter, particularly against sort of industry-wide volumes that were down materially.  And we’ve had a reasonable start to July, or a reasonable start to third quarter in July.  But we’re getting into a seasonally slow period.  We’ve got some macro issues that are continuing to pressure volumes.

So, we’ll see what the third quarter looks like.  We feel like we are doing better than maintaining share in the equities business and we feel good about the other trading businesses as well.  But, we’re going to participate in those markets like everybody else is and when they’re down our numbers will be down.

Eric Bertrand:	OK. That’s fair. And just a technicality, the merchant banking loss of $8 million that you pulled through the P&L this quarter- that was a realized loss, correct?

Rick Hendrix:
It was actually not a realized loss.  It is a write-down of a position that – it was actually a very sort of unique and difficult event.  But it was an existing public company that did a follow-on offering that diluted its NAV by over 30 percent.  And we were an owner of that company, based on having invested in it when we did a 144A.  And based on the lower NAV, we certainly believe that the position was other than temporarily impaired so we ran the write-down through the income statement.

Eric Bertrand:	OK. Helpful color.

And then on capital return, given the admittedly pretty low liquidity in your stock, seemingly constraining some of your capital return plan, would you consider a larger or a special dividend to bridge that gap if you weren’t getting to the place that you wanted to get to?

Rick Hendrix:
Well, you know I think, given where the stock is, certainly one way that we can deliver value to shareholders is to continue to pursue the buyback activity.  We have not looked at paying a dividend as I think that that’s probably a less efficient way to return capital to shareholders than what we’ve been pursuing. Having said that, we are focused on the fact that our equity is- given where it’s trading- providing an opportunity to get value to shareholders.  And we want to do that to the extent possible.

Eric Bertrand:
I definitely agree; a dividend is less efficient.  It’s just the pace of capital return; a low-equity stock, which was making me wonder if that would kind of bridge that gap.  But, that’s a fair response.

And the last question for me is, do you have any additional commentary about the name change? You know, it came out of nowhere from our perspective. What does this name change mean to you?

Rick Hendrix:
Well, we, as you remember, Eric, completed a process of really separating from a previous corporate parent from late 2009.  And we had shared a common name, the FBR part of the name, with that parent.  That business is very different than ours.

And so, as we completed that separation, we wanted to – we had gone with the FBR Capital Markets name when we separated out of that company to try to distinguish the parts of the business.  And FBR Capital Markets is a little bit narrower than what our franchise really is today.  We obviously have an asset management business, and products, from an advisory standpoint, where it’s not strictly a capital markets business.

And so we had always intended, through that separation, to get back to a corporate name that sort of gave us a clear brand around FBR but we wanted to provide some space between the separation and that name change.

So this is something that we had always intended to do.  I don’t recall whether we had ever talked about it on a conference call with investors but the timing and the execution of it is exactly as we had intended in 2009 when we finished the split of those two businesses.

And I think it is, by broadening the name a little bit and getting away from a narrower brand of “capital markets”, more reflective of where the company is and what our opportunity set is.  And the ticker obviously is more closely aligned with the name, using FBRC than FBCM.

Eric Bertrand:	That’s very helpful color. And I definitely agree. Thanks.

Rick Hendrix:	Thanks, Eric.

Operator:
Thank you.  Ladies and gentlemen, if you have a question or a comment, please press star and then one on your touchtone telephone.  Once again, if you have a question or a comment, please press star and then one on your touchtone telephone.

Our next question comes from Mark Patterson of NWQ Investment Management.

Mark Patterson:	Good morning, guys.

Rick Hendrix:	Good morning, Mark.

Mark Patterson:
A little bit further discussion on the merchant portfolio.  I’m just wondering, with the benefit of hindsight, with this $8 million impairment, if you’ve had any change in thought on the capital that was allocated to the business.  Because I mean clearly you can see that, without taking this last hit, you would have had obviously a profitable quarter.

Making $5 million helps you on your pace to recognizing your DTA valuation allowance. There are just so many different things you could sell with a marketable security in the first quarter that could’ve been sold at 100 cents of the market value, roughly.  And we could’ve bought back $2.5 million worth of shares with the loss that we took.

And then I am thinking about your bank 144A that you weren’t able to participate on the IPO announcement on because of restriction.  It just seems like this merchant portfolio being unlevered, having all that capital there could be so much better used in other areas.  Especially when you get to the marketable security piece of the portfolio, which I think you had $10 million, $15 million other than this one issue in there as of the last quarter.

Rick Hendrix:
Mark, I think as you know, we have a smaller merchant portfolio today than we’ve had historically.  And the individual investments that we’ve pursued have been also smaller than they were historically for the reasons that you just outlined.

Having said that, given the types of transactions that we do, we do think that this activity is useful and helpful to the business, and every circumstance is different.  But if you look at some of the big, successful deals that we’ve done over the last couple years, the aircraft leasing deal or some of the bank deals, those investments were important, in the process of both execution and mandate, to the overall success of the venture.

So, I think some merchant banking activity is always going to be part of our business given our model. We absolutely are managing and working to keep the size of those investments down.

And if you look at the circumstance in the second quarter, in retrospect I think it is –I would agree with you, I think it’s easy to say that that investment was not appropriately sized to the transaction that it was a part of.  And if we had had an opportunity to exit it, we certainly would’ve wanted to do that. I don’t think we had a legitimate opportunity to exit that size investment.  And we had a very, unfortunate doesn’t even begin to describe it, but a very unfortunate, negative circumstance around that equity.

So, you know, it’s…

Mark Patterson:
I understand that.  I just think – and you’ve demonstrated in the past, that you take positions in some of these privates because it really does facilitate your entire business.  But there are examples where you – when you’ve had an exit opportunity and taken it- Ellington.

You – if you have an exit opportunity like you had in the first quarter with the shipping company, yes, you maybe own so much of it that it’s difficult to do, but you – even to take some of it off and do it in pieces.  When you’re putting 100 cents on the dollar to these positions and your stock trades are two thirds a book, it just seems like a no-brainer to not be involved once you get to that marketable stage.

Rick Hendrix:	Mark, it’s a fair comment. As I said, in retrospect we certainly wouldn’t have wanted to have $15 million in that position.

And it was – you know from – because I think you’re familiar with the situation, a very illiquid public stock.  There wasn’t an IPO that would’ve provided an opportunity to exit.  All they did was list the shares and it traded very light volume. But could we have sold 100,000 shares?  We might’ve been able to.  And certainly in retrospect we would’ve done that.

Mark Patterson:	OK.

You guys increased some of the capital that went to your trading desk in Q2.  So, the kind of the results that we saw in Q2 is reflective of having all that additional capital applied to it, it’s just – I mean we all know what kind of environment it was.  But…

Rick Hendrix:
Well, we really deployed more capital primarily in the first quarter.  And in fact, some capital came off the desks in the second quarter to reflect the environment, right.  It was much less active and so therefore, less liquid and so we felt like it was better to move some capital off.

We have selectively been bigger users of capital in certain of our equity businesses.  The options business just from a hedging perspective, and, as I mentioned, the event-driven business, which we are more focused on today than we have been in the past.  We have a team dedicated there.  And that’s been, in particular, in the third quarter actually, sort of a big benefit to equities overall.

So, we’re not - that capital is there to facilitate trading.  And when we get into periods with less trading and less liquidity in the market, we’re going to pull that capital back.  It’s not there; it’s sort of a principal trade, if you will.

Mark Patterson:	OK.

Last question on the issues about revenue; obviously we can all see what – I mean I think everybody commends you guys on what you’ve finally done with the cost structure.

I went and looked at pulling out all of the net investment income and loss, just looked at what the revenues excluding that line would’ve been for the last two years to three years and  it averages between low 60s and upper 60s of million dollars a quarter.

So this quarter, there have probably been only a couple quarters in the last couple years where you didn’t have a revenue line higher than where you were at this quarter.  And yet, without this impairment on this merchant position you would’ve actually made a nickel a share or something like that on the bottom line.

So, you’re comfort in finally having right-sized the company to be profitable going forward, even when you have a tough revenue environment, extremely high right now?

Rick Hendrix:	Yes. It is extremely high now. I think we’ve evidenced it here in the first half.

I think your observation is a good one. Without the write down we were clearly profitable in the second quarter on $57 million of operating revenue. And that is lower than our average.

I think the average you came up with is you know a – we certainly believe as the environment improves and as we continue to execute that we can do better than that.  But if you think about $250 million of revenue or $260 million of revenue, which is sort of annualizing our averages, we’re solidly profitable today.  And that has not been the case for many, many years.

Mark Patterson:	Yes. OK. Thank you, guys.

Rick Hendrix:	OK. Thanks Mark.

Operator:	Thank you. I’m showing no further questions at this time. I’d like to turn the call back to Mr. Rick Hendrix for closing remarks.

Rick Hendrix:	Great. Thank you all for joining us. We look forward to talking to you at the end of the third quarter.

Operator:	Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the program. You may all now disconnect.

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